Exhibit 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-4499 (212) 818-8800
Facsimile
(212) 818-8881

November 14, 2025

ParkerVision, Inc.

4446-1A Hendricks Avenue, Suite 354

Jacksonville, Florida 32207

Ladies and Gentlemen:

We have acted as counsel to ParkerVision, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-287427) (“Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 28, 2025, and the prospectus supplement thereto (“Prospectus Supplement”) to be filed with the SEC with respect to the Offering (defined below).

The Prospectus Supplement relates to the offer and sale by the Company (the “Offering”) of 4,761,905 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), pursuant to a subscription agreement (the “Subscription Agreement”) entered into with Lewis H. Titterton, Jr.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have reviewed (a) a final draft of the Prospectus Supplement, Registration Statement, and the exhibits thereto; (b) the Company’s Amended and Restated Certificate of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records, and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold and issued in accordance with the Prospectus Supplement and in accordance with the terms of the Subscription Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the laws of the State of New York, the corporate law of the State of Florida, and the federal law of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporation by reference into the Registration Statement. We also consent to the use of our name as counsel to the Company and to all references made to us in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ GRAUBARD MILLER